Exhibit 99.7

Consent to be Named as a Director

In connection with the filing by Social Capital Suvretta Holdings Corp. I of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Social Capital Suvretta Holdings Corp. I following the consummation of the business combination, which will be renamed Akili, Inc. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 23, 2022	/s/ Bharatt Chowrira
Name: Bharatt Chowrira